Exhibit 3.2

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

POLARITYTE, INC.

a Delaware corporation

The undersigned, in his capacity as the duly appointed and incumbent Chief Executive Officer of PolarityTE, Inc. (the “Corporation”), hereby certifies on behalf of the Corporation that the following Amendment to the Amended and Restated Bylaws of the Corporation (the “Bylaws”) was duly adopted by the Board of Directors of the Corporation on August 18, 2023:

1.	Effective upon filing a Certificate of Amendment with the Delaware Secretary of State changing the Corporation’s name to RegenETP, Inc., that any and all references in the Corporation’s Bylaws to “PolarityTE” be amended to read “RegenETP, Inc.”

2.	All other provisions of the Bylaws remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, PolarityTE, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on August 18, 2023.

/s/ Richard Hague
Richard Hague
Chief Executive Officer